Starfighters Space, Inc. Files First Quarter 2026 Form 10-Q

CAPE CANAVERAL, Fla. - May 20, 2026 - (BUSINESS WIRE) - Starfighters Space, Inc. ("Starfighters" or the "Company") (NYSE American: FJET), the innovative aerospace company, owner and operator of the world's largest fleet of commercial supersonic aircraft, is pleased to report its financial results for the first quarter of fiscal 2026 for the period ended March 31, 2026. To review the full financial results, please view the Company's recent 10-Q filing with the U.S. Securities and Exchange Commission at www.sec.gov/edgar/search or on the Company's website at www.starfightersspace.com, which should be read in connection with this news release.

Stockholders may request a hard copy of the Company's Quarterly Report on Form 10-Q free of charge by emailing investors@starfightersspace.com.

Q1 2026 Financial Summary

  $Nil revenue for Q1 2026 and Q1 2025;
  Operating expenses were $4.05 million, a 116% increase from $1.88 million in Q1 2025;
  Total other expenses were $0.22 million, a decrease of 72% from $0.77 million in Q1 2025;
  Net loss was $4.27 million, a 61% increase from $2.65 million in Q1 2025;
  Reported basic and diluted loss per share of $0.10, compared to a loss per share of $0.13 for Q1 2025;
  On March 31, 2026, Starfighters had cash of $1.40 million compared to $4.58 million on December 31, 2025;
  On March 31, 2026, Starfighters had restricted cash of $0.74 million compared to $0.05 million on December 31, 2025;
  On March 31, 2026, Starfighters had Short-term investments of $13.21 million compared to $15.27 million on December 31, 2025;
  On March 31, 2026, Starfighters had Short-term investments - restricted of $0.71 million compared to $Nil on December 31, 2025;
  On March 31, 2026, total assets were $26.34 million compared to total assets of $28.39 million on December 31, 2025;
  On March 31, 2026, total current liabilities were $3.49 million compared to $3.05 million on December 31, 2025;
  On March 31, 2026, total liabilities were $3.91 million compared to $3.49 million on December 31, 2025;
  On March 31, 2026, stockholders' equity was $22.43 million compared to $24.9 million on December 31, 2025; and
  44,173,972 shares of common stock were issued and outstanding as of March 31, 2026.

Key Takeaways

  Starfighters filed its first quarterly report following its NYSE American listing under the symbol FJET in December 2025.
  STARLAUNCH 1 wind tunnel testing evaluated separation behavior at Mach 0.85 and Mach 1.3. Across all test conditions, no adverse aerodynamic interactions were observed.
  The Form 10-Q includes disclosures regarding liquidity, going concern, litigation, bank restrictions, related-party matters and remediation of material weaknesses.
  Net cash used in operating activities was $3.96 million for the Q1 2026, compared with $1.67 million for the Q1 2025.
  Cash and restricted cash were $2.14 million as of March 31, 2026, compared with $4.01 million as of December 31, 2025.
  Interest income was $0.15 million for Q1 2026, compared with $0.04 million for Q1 2025. The Company did not incur any interest expense during Q1 2026.

Business and Program Updates

STARLAUNCH 1. On January 21, 2026, the Company announced the completion of wind tunnel testing of STARLAUNCH 1. The test campaign evaluated separation of the STARLAUNCH 1 vehicle from the Starfighters aircraft platform across subsonic and supersonic conditions. The campaign consisted of ten runs and supported the next procedural step of procuring instrumented drop test articles.

Leadership and operations. On February 22, 2026, following the resignation of Rick Svetkoff as Chief Executive Officer, President and Chairman, the Board of Directors appointed Tim Franta as Chief Executive Officer. Effective May 11, 2026, the Board appointed Jose Arias as Vice President, Space Operations.

About Starfighters Space, Inc.

Starfighters Space, Inc. is the only commercial company in the world with the ability to fly payloads at sustained MACH 2+ and with the capability to launch those payloads to space. Starfighters Space is an organization committed to participating in high-demand commercial space activities. Located at the NASA Kennedy Space Center in Florida, the Company operates a fleet of modified supersonic aircraft operationally configurable to act as the first stage lifting platform to carry payloads up to 45,000 feet for air launch to space. Additional activities include support research, pilot training, space flight training, and advanced scientific efforts including hypersonic testing as part of air launch partner development programs. Starfighters Space is working to position its capability to become the most cost-effective launch provider in the sector.

For more information about Starfighters Space, Inc. please visit: https://starfightersspace.com/.

FORWARD-LOOKING STATEMENTS:

Except for the statements of historical fact contained herein, the information presented in this news release constitutes "forward-looking statements" as such term is used in applicable United States securities laws. These statements relate to analysis and other information that are based on forecasts or future results, estimates of amounts not yet determinable and assumptions of management. Any other statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, assumptions or future events or performance (often, but not always, using words or phrases such as "expects", or "does not expect", "is expected", "anticipates" or "does not anticipate", "plans", "estimates" or "intends", or stating that certain actions, events or results "may", "could", "would", "might" or "will" be taken, occur or be achieved) are not statements of historical fact and should be viewed as "forward-looking statements". We have based these forward-looking statements on information currently available to the Company, assumptions the Company believes are reasonable and our current expectations about future events or performance. While we believe these expectations are reasonable, such forward-looking statements are inherently subject to risks and uncertainties, many of which are beyond our control. Our actual future results may differ materially from those discussed or implied in our forward-looking statements for various reasons. Factors that could contribute to such differences include, but are not limited to, the ability to obtain the necessary permits and approvals to operate, the Company's ability to develop new products and/or services, the approval of the Company's application for a launch license and the timing thereof, the Company's expansion to Midland, Texas, the adoption by the market of the Company's method of satellite deployment, the Company's continued business arrangements, market trends and competition in the Company's industry, the future diversification of the Company's revenue streams and the assumptions underlying any of the foregoing, and other factors discussed in the Company's filings with the Commission. Consequently, all of the forward-looking statements are qualified by these cautionary statements, and there can be no assurances that the actual results or developments will be realized or, even if substantially realized, that they will have the expected consequences to, or effect on, the Company. Accordingly, readers should not place undue reliance on forward-looking statements contained in this news release and in any document referred to in this news release. The forward-looking statements contained in this news release are made only as of the date hereof. The Company assumes no obligation to update or supplement any forward-looking statements whether as a result of new information, future events or otherwise. This news release shall not constitute an offer to sell or the solicitation of any offer to buy the Company's securities.

Media

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Source: Starfighters Space, Inc.